Exhibit 99.1

Freescale elects Krish Prabhu to Board of Directors

    AUSTIN, Texas--(BUSINESS WIRE)--Aug. 8, 2005--Freescale Semiconductor, Inc. (NYSE:FSL) (NYSE:FSL.B) has elected Krish A. Prabhu, chief executive officer and president of Tellabs, to its Board of Directors, effective immediately.
    Prior to joining Tellabs in 2004, Prabhu was a venture partner at Morgenthaler Ventures. He previously served as chief operating officer of Alcatel Telecom and chief executive officer of Alcatel USA. He joined Alcatel through its acquisition of Rockwell International's Network Transmission Division, where he held various positions in research and development and management. He began his telecommunications career at AT&T's Bell Laboratories.
    Prabhu has a Bachelor of Science in physics from Bangalore University in India, and a Master of Science in physics from the Indian Institute of Technology in Mumbai. He also holds a Master of Science and doctorate in electrical engineering from the University of Pittsburgh.
    "Krish is a widely recognized technologist and a highly respected international business executive," said Michel Mayer, Freescale chairman and CEO. "We look forward to his contributions to our Board."

    About Freescale Semiconductor

    Freescale Semiconductor, Inc. (NYSE:FSL) (NYSE:FSL.B) is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. Freescale became a publicly traded company in July 2004 after more than 50 years as part of Motorola, Inc. The company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations in more than 30 countries. Freescale, a member of the S&P 500(R), is one of the world's largest semiconductor companies with 2004 sales of $5.7 billion (US).

    www.freescale.com.

    Freescale(TM) and the Freescale logo are trademarks of Freescale Semiconductor, Inc. All other product or service names are the property of their respective owners. (C) Freescale Semiconductor, Inc. 2005.

    CONTACT: Freescale Semiconductor, Inc., Austin
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             gloria.shiu@freescale.com
             or
             Europe, Middle East and Africa
             Regina Cirmonova, (41-22) 799-1258
             regina.cirmonova@freescale.com
             or
             Japan
             Koichi Yoshimura, (81-3) 5437-9350
             koichi.yoshimura@freescale.com
             or
             Latin America
             Ruth Ruiz, 480-814-4897
             ruth.ruiz@freescale.com